UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 27, 2011

Date of Report (Date of earliest event reported)

ANWORTH MORTGAGE ASSET CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction

of Incorporation)

001-13709	52-2059785
(Commission File Number)	(IRS Employer Identification No.)

1299 Ocean Avenue, Second Floor, Santa Monica, California	90401
(Address of Principal Executive Offices)	(Zip Code)

(310) 255-4493

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 27, 2011, we entered into a Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co. (“Cantor”), to make available more shares of our common stock, 8.625% Series A Cumulative Preferred Stock (the “Series A Preferred Stock”), and 6.25% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), pursuant to a controlled equity offering program (the “Program”), under which Cantor acts as sales agent. Under the Program, we may, in our sole discretion, sell from time to time up to 20 million shares of our Common Stock, 1 million shares of Series A Preferred Stock and 1 million shares of Series B Preferred Stock. We may elect to cause Cantor to sell under the Program at a fixed price or to or through market makers, or at-the-market transactions through the facilities of the New York Stock Exchange. The sales manager will make all sales on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cantor and us. The commission rate payable to Cantor will be up to 2.5%.

We initially instituted a sales program with Cantor in December 2002 and have subsequently entered into three additional sales programs with Cantor, including the latest pursuant to the sales agreement summarized above.

This summary of the terms is qualified in its entirety by reference to the text of the Controlled Equity Offering Sales Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit #	Description

1.1	Controlled Equity Offering Sales Agreement dated May 27, 2011 by and between Anworth Mortgage Asset Corporation and Cantor Fitzgerald & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANWORTH MORTGAGE ASSET CORPORATION

Date: May 27, 2011	By:	/s/ Lloyd McAdams
Lloyd McAdams
Chief Executive Officer

EXHIBIT INDEX

Exhibit #	Description

1.1	Controlled Equity Offering Sales Agreement dated May 27, 2011 by and between Anworth Mortgage Asset Corporation and Cantor Fitzgerald & Co.